EXHIBIT 99.3
Final Transcript

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Conference Call Transcript
ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call
Event Date/Time: Feb. 21. 2007 / 4:30PM ET

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Final Transcript
Feb. 21. 2007 / 4:30PM ET, ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call

CORPORATE PARTICIPANTS
Tom Lennox
Abercrombie & Fitch Co. — VP Corporate Communications
Mike Jeffries
Abercrombie & Fitch Co. — Chairman and CEO
Mike Kramer
Abercrombie & Fitch Co. — CFO, PAO and SVP
CONFERENCE CALL PARTICIPANTS
Dana Cohen
Bank of America Securities — Analyst
Jeff Klinefelter
Piper Jaffray — Analyst
Randal Konik
Bear Stearns — Analyst
Jennifer Black
Jennifer Black Associates — Analyst
Brian Tunick
JPMorgan — Analyst
Lorraine Maikis
Merrill Lynch — Analyst
Janet Kloppenburg
JJK Research — Analyst
Jeff Black
Lehman Brothers — Analyst
Margaret Mager
Goldman Sachs — Analyst
Stacy Pak
Prudential Securities — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Barbara Wyckoff
Buckingham Research — Analyst
PRESENTATION

Operator
Good day, everyone, and welcome to the Abercrombie & Fitch first quarter earnings results conference. [OPERATOR INSTRUCTIONS]. At this time, I would like to turn the conference over to Mr. Tom Lennox, please go ahead, sir.

Tom Lennox - Abercrombie & Fitch Co. — VP Corporate Communications
Good afternoon, and welcome to our fourth quarter and 2006 fiscal year end conference call. After the market closed, we publicly released the quarterly sales and earnings release, balance sheet, income statement and an updated financial history. If you haven’t seen these materials, they

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Final Transcript
Feb. 21. 2007 / 4:30PM ET, ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call

are available on our Website. This call is being taped and can be replayed by dialing 888-203-1112. You will need to reference the conference ID number 6004097. You may also access the replay through the Internet at abercrombie.com.
With me today are Mike Jeffries, Chairman and Chief Executive Officer, Mike Kramer; Mike Kramer, Chief Financial Officer; Mike Nuzzo, Vice President of Finance; and Brian Logan, the Company’s Controller. Today’s earnings call will be limited to one hour. After our prepared comments, we will be available to take your questions for as long as time permits. Please limit yourself to one question so that we can speak with as many callers as possible.
Before we begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. Now to Mike Jeffries.

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
Good afternoon. Our fourth quarter results capped another excellent year for Abercrombie & Fitch. The Company’s strong performance demonstrates the proper positioning of our brands and the strength of our business model. Investments we make in our brands and business continue to pay off in the form of high quality sales and earnings growth. This is a strategy that we will continue to employ in 2007.
Before Mike Kramer gives us the financial results, I will spend a few minutes discussing our investment strategy, which we believe will enable us to drive and support the Company’s future top line and bottom line growth. The first area of investment is new concepts and the expansion of our existing brands to new markets in order to drive sales growth. Our newest brand, RUEHL, performed well in 2006, exhibiting strong trends in many areas. From a productivity standpoint, the average RUEHL store generated over $3.2 million in sales in fiscal 2006.
Transactions per store increased 55% over the prior year and the brand generated a 14% comparable store increase for the year. Clearly, we are building a customer base. From a gross margin standpoint, RUEHL’s initial markup improved dramatically, up 22% versus last year. We also reduced the markdown rate and are improving inventory turns. We are targeting gross margin parity with our other brands by the end of 2007. We are also benefiting from prior experiences with the initial store model and have lowered store construction costs by reducing overall store size. Going from a two level to a one level format and strategically sourcing fixtures and materials.
As with the other brands, we are adjusting in-store payroll levels. Most importantly, we feel these changes do not compromise brand standards. We continue to focus on prime real estate, recently opening RUEHL stores in Roosevelt Field and Aventura Mall, with locations like Fashion Show in Las Vegas and Natick Mall in Boston, slated to open in 2007. Overall, the goal remains for RUEHL to be profitable by the end of 2007.
As noted in our press release, we are planning to introduce our next new concept in January 2008, with seven stores opening by March 2008. The business has been in the development phase for two years. We invested $7.5 million in 2006 in home office startup activities and expect to invest from $12 to $15 million in 2007. We are very excited about this business and believe it has huge potential.
We are also investing in our international growth. As you recall, our long-term strategy called for international expansion in a very cautious way. This approach is paying off. For example, our investment in Canada last year is already showing significant returns. The six Canadian stores continue to generate approximately three times more sales per square foot than our average U.S. store. And are generating more than three times the four-wall profit of the average U.S. store. We are exploring kids store expansion into Canada in 2007, while future target markets for all brands include Vancouver and Calgary.
Our next major international focus is the U.K. with a planned opening of our London flagship Abercrombie & Fitch store on March 2, 2007. We believe that this store has the potential to generate sales per square foot similar to the Fifth Avenue flagship. Its location will be a draw for both local and tourist customers.
In addition, the growing iconic status of Hollister, combined with its success in Canada and international Web sales, has given us the confidence to accelerate its international rollout. Finally, we are aggressively pursuing real estate in both Tokyo and key European markets for the next phase of international expansion for A&F and Hollister.
In addition to new concepts in international growth, we continue to reinvest in our existing domestic store base to grow sales productivity. Instead of letting stores wear down, which would require a full remodel in the future, we continuously refresh to ensure the excellent condition of our fleet. Since store experience is a key brand attribute, we feel this approach is critical for long-term success.

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Final Transcript
Feb. 21. 2007 / 4:30PM ET, ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call

In fiscal 2006, we invested $40 million to refresh existing A&F, Abercrombie and Hollister stores. And in fiscal 2007, we plan to continue this initiative by investing an additional $60 million. In fiscal 2008 and beyond, this expenditure level should decrease since 2006 and 2007 refresh efforts incorporate a level of catchup investment. Our investment in home office infrastructure will support growth and generate operating efficiencies.
In 2006 we opened our second distribution center, which has capacity to accommodate the addition of approximately 800 new stores. The distribution center, located on our campus, will service all Hollister stores as well as our Fifth concept. This year we anticipate UPH leverage and quicker DC to store response time.
In 2006, we also opened an on-campus merchandise research and development center, known as the innovation design center or IDC. It employs a dedicated team and uses over 100 wash quality assurance lab and graphic machines. The center produces graphic and wash samples for quick approval, while final designs can be packaged as recipes for vendor production. The IDC saves time and expense in the development process, enabling us to reduce time to market for the latest fashion trends. Serving as a lab for the production of graphics, destroy techniques and colors, we can be more fashion-forward while limiting the competition’s ability to copy us.
And finally, you are already aware of investments in technology, which Mike Kramer will elaborate on later. I can tell you that we are not just making up for past underinvestment in IT but using technology to make a significant long-term impact on operations. In 2006, we invested approximately $400 million in capital expenditures and approximately $50 million in expense dollars in growth initiatives. We did this while growing earnings and expanding operating margin to 19.8% on a 2% comparable store sales increase.
These results were posted on top of a 2005 performance that was very challenging to build upon. We managed the bottom line tightly to ensure the proper balance between investment and earnings goals. In 2007, we will continue this approach. Making strategic investments that help drive long-term growth, while maintaining the bottom line discipline that has helped us meet earnings goals quarter after quarter.
Although we expect progress from our efforts in 2007, we anticipate a greater impact on operational performance in 2008 and beyond. I am excited about these prospects. With this overview, I will now turn the presentation over to Mike Kramer to discuss our financial results.

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
Thanks, Mike. Good afternoon. Fiscal 2006 fourth quarter net sales for the 14 weeks ended February 3, 2007 increased 18% to $1.139 billion from $961.4 million for the 13 weeks ended January 28, 2006. As our press release states, the fiscal 2006 retail calendar includes a 53rd week. Fourth quarter comps are compared to the 14 week period ended February 4, 2006. Total Company comparable store sales declined 3% in the fourth quarter.
By region, comps were strongest in the New York and Mid-Atlantic region and weakest in the West region. For the 53 weeks fiscal year ended February 3, 2007, net sales increased 19%, reaching $3.318 billion versus $2.785 billion for the 52 week period ended January 28, 2006. Comparable store sales increased 2% in fiscal 2006. Fiscal 2006 direct to consumer net sales increased 42% over fiscal 2005. The fourth quarter gross profit rate was 66.4%, 10 basis points lower compared to last year.
The decline in gross profit rate was primarily due to higher strength and a slightly higher markdown rate versus last year. For fiscal 2006, the gross profit rate was 66.6% versus 66.5% last year, an increase of 10 basis points versus last year. We ended the fourth quarter with inventories up 6% per gross square foot at cost versus last year, in line with the guidance provided on our third quarter conference call. When we estimated that year-end inventory would be flat to slightly positive on a per square foot at cost basis.
Going forward, we expect to end the first quarter of 2007 with inventory flat to slightly positive on a per square foot at cost basis, compared to the first quarter of 2006. Stores and distribution expense for the quarter, as a percentage of sales, increased 20 basis points to 30.7%, versus 30.5% last year. The increase in rate versus last year resulted from increased distribution center expenses, primarily attributed to the startup of our second DC and direct to consumer expenses, which increased due to higher Internet sales as a percentage of total sales. These increases were partially offset by decreased store expenses as a percentage of sales.
Payroll was higher as a percentage of sales due primarily to management salary increases, minimum wage increases and additional floor coverage to address stores with shrink concerns. However, other variable expenses were tightly managed and allowed us to achieve overall leverage in this area. For the year, stores and distribution expense, as a percentage of sales, decreased 10 basis points to 35.8%, versus 35.9% last year. The decrease in rate versus last year resulted from the Company’s ability to leverage store expenses on a 2% comparable store sales increase.

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Final Transcript
Feb. 21. 2007 / 4:30PM ET, ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call

For the fourth quarter, marketing general and administrative expense increased 50 basis points, as a percentage of sales, to 8.9% from 8.4% last year. The increase in rate versus last year resulted from an increase in home office payroll and consulting expenses as a percentage of sales. The increased expense in this area is driven by strategic investment in key areas like IT, planning, brand protection and sourcing. For the year, MG&A expense was 11.3% of sales, flat to last year. For the fourth quarter, operating income increased 15% to $308.8 million, compared to $267.5 million last year. For the year, operating income was $658.1 million, versus $542.7 million last year, an increase of 21%.
The effective tax rate for the fourth quarter was 36.8%, compared to 39% for the 2005 comparable period. The decrease in the effective tax rate relates to an increase in tax exempt income over the prior year comparable period, favorable settlements of certain tax audits and favorable changes in estimates of potential outcomes of certain state tax matters. Net income for the fourth quarter increased 20% to $198.2 million, versus $164.6 million last year. Fiscal 2006 net income increased 26% to $422.2 million, versus $334 million last year. Fourth quarter net income per diluted share increased 19% to $2.14 versus $1.80 last year.
For fiscal 2006, net income per diluted share increased 25% to $4.59, versus $3.66 last year. During the quarter, we opened three Abercrombie & Fitch stores, eight Abercrombie stores, 21 Hollister stores and four RUEHL stores. We ended fiscal 2006 with a total of 360 Abercrombie & Fitch stores, 177 Abercrombie stores, 393 Hollister stores and 14 RUEHL stores. For fiscal 2007, we plan to open approximately six new Abercrombie & Fitch stores, 27 new Abercrombie stores, 67 new Hollister stores, and 10 new RUEHL stores.
As discussed, we also plan to introduce our next concept in January 2008 with the opening of three stores. Total square footage is expected to grow by approximately 12% in fiscal 2007. For fiscal 2007, our planned capital expenditures will be between $360 and $370 million. Approximately $220 million of this amount is allocated to new store construction and full store remodels, with an additional $60 million allocated to refreshing our existing store base as follows.
Around $40 million will be spent in A&F and kids on approximately 160 stores for upgrade projects, which include new floors, sound systems and fixture replacement. Approximately $10 million will be spent in A&F to complete the however and new signage project. And $10 million to add video walls to approximately 80 existing Hollister stores and to selectively add fixtures across the chain. In the home office our capital expenditures include approximately $35 million for new office buildings. $10 million for new direct to consumer, distribution and logistics equipment and systems. And around $40 million of IT investment.
As Mike mentioned, we approach IT investment in two ways. Number one, the upgrade of core systems to help run allocation, planning, sourcing and merchandising. These system changes will make us scalable, efficient and more accurate in the production and delivery of product to stores. And, number two, the pursuit of best practice technology that will give us a clear competitive advantage in the sector.
We are exploring long-term solutions and business intelligence, in store wireless applications and Web services, focusing on implementations that maximize payback in terms of sales growth and operating margin. In 2006, we added and developed key talent and leadership within our IT organization that makes me confident that our approach and activities will have a significant impact on the business.
Now, I would like to discuss our financial targets for the first half of fiscal 2007. We expect net income per diluted share for the first half of fiscal 2007 to be in the range of $1.47 to $1.52, representing a 10% to 13% increase on a net income per share basis, compared to last year. Due to the impact of the London preopening store costs, along with difficult comparisons of last year’s tax rate favorability, diluted earnings per share growth in the first quarter of 2007 is expected to be in the mid-single digit range.
The low end of this earnings guidance reflects a flat comparable store sales scenario for the first half of fiscal 2007. Our February sales trend began similar to January trends but is improving as more spring-like weather arrives. Our guidance assumes such continued improvement as we move through the season.
Now, we are available to take your questions. Please limit yourself to one question so that we can speak with as many callers as possible. After everyone has had a chance, we will be happy to take follow-up questions.

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Final Transcript
Feb. 21. 2007 / 4:30PM ET, ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call

QUESTION AND ANSWER

Operator
[OPERATOR INSTRUCTIONS]. We’ll go first to Dana Cohen, Bank of America.

Dana Cohen - Bank of America Securities — Analyst
Hi. Good afternoon, guys. Mike, maybe you could just talk a little bit about what you’re seeing with respect to fashion and how you feel about each of the businesses going into the spring?

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
As we look at our business, we continue to have really good results in tops. Female tops business continues very strong, as it has been. And the male business in tops is very strong. The biggest wild card is female bottoms. We have really great success with shorts. And we’re anticipating, that as a percent of our business, that’s going to grow as we develop or we hope to find some warm weather. I believe that that’s going to be the biggest difference in the business.
Our crop business is poor. It’s poor in denim and it’s poor in twill but the short business is excellent. So, as that becomes a bigger percentage of our business, we hope to see improvement there. But the really positive thing about our business is the continued growth of the tops business, in all of our brands and I would say that’s a bird’s eye view.

Operator
We’ll go next to Jeff Klinefelter, Piper Jaffray.

Jeff Klinefelter - Piper Jaffray — Analyst
Yes, thank you, congratulations everyone on a solid year. In terms of the international expansion, Mike and Mike, if you want, just comment a little bit more on how we should think about the economic model. I know it’s just starting and you’re going with one flagship. But they are very different markets in terms of the availability of real estate and the cost of real estate and others have struggled in the past. Can you talk at all about how you think about the IRR at the firm? Is this going to be same sort of investment hurdle rates from a financial perspective and just anything else you can share on what we should anticipate?

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
Yes, in terms of our international expansion business plan, we are anticipating keeping the same hurdle rate. We do understand that there’s going to be a cost increase related to occupancy. We also understand there will be a cost increase related to payroll in certain areas. But we also believe that there will be something to offset that and that is our pricing and what we will be able to price our product as compared to what we’re — you’re actually seeing in U.S. dollars here domestically.
So net/net we’re looking at really no difference from a bottom line perspective, particularly maybe even an increase. So hopefully, that answered your question. In terms of international expansion, and Mike can add to this, that I want to point out something that was called out in terms of our script is the acceleration in terms of Hollister. We’re very excited about Hollister expansion overseas and we believe we’re well-positioned to do that. And we are already — as we’ve been looking for great property for A&F, we are starting to see great property for Hollister as well.

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
I think you’ve said it very well.

Operator
We’ll go next to Randal Konik, Bear, Stearns.

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Final Transcript
Feb. 21. 2007 / 4:30PM ET, ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call

Randal Konik - Bear Stearns — Analyst
Thank you very much. A question just for Mike Kramer. Can you — you talked a little bit about some of the IT projects underway, planning and allocation etc. Do you have some sort of timeline you could provide us with? And in terms of the spending on that, in the third quarter I think you made some mention of some or your spend on IT, 50% was capitalized, 50% was expensed to P&L. How do you see that ratio playing out in ‘07? And then are you taking any differentiated steps to distribution as you pursue international growth? You’re going to have a distribution center in Europe, per se, etc.?

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
Wow, that’s a long question.

Randal Konik - Bear Stearns — Analyst
I had to fit it in.

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
I’ll see what I can do. In terms of the ratio, CapEx to expense, I don’t see any change to that. Again, we are increasing our CapEx with regards to IT year to year but we’re also increasing our expense as well. I’m glad you asked this question because this is really important for people to understand. In terms of CapEx, in 2006, we spent $26 million. Now, what we’ve done is I’ve tried to break this down to four key categories for people to understand really the movement and strategy related to Abercrombie & Fitch.
Of that $26 million, I’m going to break this down to four categories. One is compliance, one is maintenance, one is innovation, and one is growth. If you take a look at that $26 million in 2006, we spent 10% on compliance, 68% on maintenance, 0% on innovation, 24% on growth. Now, let me be very cautious here, when I say innovation, I am not talking about first-to-market in technology. We are talking about best practice and new technology to us that is proven technology.
So, let’s take that same four categories and look at 2007. We’re again looking at 10% compliance; maintenance would be 24%; innovation, 27%; growth, 39%. To give you a little bit of indication of what falls within the growth category, obviously the new brands, Concept 5, we’re going to enhance direct to consumer, expansion into the U.K., these are all things that we consider growth. In terms of innovation, I’ve talked about wireless technology within our stores for efficiency, storeroom management for efficiency and as we indicated in our script, business intelligence.
So hopefully, that gives somebody — some idea in terms of we’re moving our entire organization from a true spending dollars on maintenance, to trying to minimize our go forward maintenance. And be able to use those same dollars for what we would call items that will help us in the future from an efficiency and a growth perspective. With regards to the DC expansion, we’re still working through our DC strategy with regards to international. Again, some of this is going to be dictated by where these are located. I’m not going to invest significantly in any kind of what I would call capital expense for a distribution center for one store.
And again, we’ve highlighted where we’re going to go from an international perspective but the availability of quality real estate is really going to dictate the cadence of whether it’s located in the U.K. or Japan, from a second store, third store, fourth store. So we’re taking a look at that. And on a short term perspective, from a distribution perspective, we are looking at sourcing a portion of this out. So hopefully, I’ve answered that question.

Operator
We’ll go next to Jennifer Black, Jennifer Black Associates.

Jennifer Black - Jennifer Black Associates — Analyst

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Final Transcript
Feb. 21. 2007 / 4:30PM ET, ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call

Good afternoon. I wondered, Mike, if you are happy with your fit specs at all divisions and would you consider adding a size to your division, such as, say, a 14 to Abercrombie and a 13 to Hollister. And I know your skirts don’t go up as high either. Can you comment on this?

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
Yes. I’m happy with what we’re sorting at this point. I don’t — as we look at our size selling, it doesn’t indicate that there would be appreciable increase in the business if we added a size. I will say that in female bare tops, our sizing is a little small and we can see that by our outselling larges. We hope to have that corrected for the summer season. But other than that, I’m pleased with where we are.

Operator
We’ll go next to Brian Tunick, JPMorgan.

Brian Tunick - JPMorgan — Analyst
Two quick ones. Just one about the other income line, maybe just talk a little more about what’s happening there? And then secondly, I’m intrigued about Canada. Mike, your comments about how profitable it is. When can we see Hollisters there and what exactly is causing the four-wall returns to be I think you said triple the U.S. returns?

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
Let me speak to the other income. The $4.5 million in other income, the majority of that relates to income related to gift card breakage. Roughly $3.5 million of that is related to that. Your question in terms of profitability in Canada, keep in mind, the average footprint of our stores in Canada are similar if not exact to our stores in the United States. We do have a high fixed costs there but given the fact that the sales productivity is three times, that just means that you’re flowing an extraordinary amount to the bottom line because I only have a 5% to 7% variable expense structure.
So having said that, therein lies the profitability we’re seeing with regards to Canada. The pricing is not that much different in terms of our Canadian business. With regards to Hollister, we already have three Hollister stores in Canada and they’re doing very, very well. And as we indicated, that gives us a lot of confidence with regards to the iconic nature of the brand outside of the United States, as well as just in terms of volume, what we could possibly do, coupled with the Internet sales internationally outside of this continent. Hopefully, I answered everything.

Operator
We’ll go next to Lorraine Maikis, Merrill Lynch.

Lorraine Maikis - Merrill Lynch — Analyst
Do you plan to use your free cash flow to buy back stock this year and is that in your guidance?

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
The quick answer to that is the same answer that we’ve given you in the past, that we’re going to take a look at our cash flow needs from a CapEx perspective, the availability based on our window. And any excess cash over the $350 limit that our CEO has demanded, we will definitely get back into the market. And I would say that if there was any particular buy back, that yes, it would be built into the forward-looking guidance.

Operator
We’ll go next to Janet Kloppenburg, JJK Research.

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Final Transcript
Feb. 21. 2007 / 4:30PM ET, ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call

Janet Kloppenburg - JJK Research — Analyst
Good afternoon and congratulations on a great year. Couple questions. I know that the RUEHL is adjusted to break even or add to profitability maybe in ‘07. The investment in Concept 5 is going up. Can you tell me how that will net out in terms of the effect on the bottom line? And Mike, with a similar level of comp in ‘07, as you delivered in ‘06, can you leverage your store expense line? And are we to assume that Hollister will grow, expand internationally in ‘07? And my last question is if Mike could just talk about the outlook for the denim business in both the first half and second half of ‘07? Thank you.

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
Okay. That’s a great list. Kramer, do you want to start with investments and we’ll go from there?

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
In terms of our RUEHL profit in ‘07 we have not indicated in terms of dollar amount. What we’ve indicated is is that we are on our glide path to profitability in the later part of this year, 2007.

Janet Kloppenburg - JJK Research — Analyst
Mike, if you combine that with — if you look at what your projection is versus what you’re investing in Concept 5, will we net out at a loss on both concepts?

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
The answer to that question is yes.

Janet Kloppenburg - JJK Research — Analyst
Okay.

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
But I’m not going to indicate how much. I want to elaborate something on this, is that in terms of Concept 5, we started invested significantly in C5 in advance of — if you take a look at the business model for — with regards to RUEHL. I anticipate to be more profitable out of the gate than we were with regards to RUEHL when we started opening our store base there. We’ve been able to have time to look at cost reengineering. We’ve been able to have time to really scope this out so that we actually can start out of the gate in a better situation with C5 than we did RUEHL. But as always, there’s costs associated with startup of a new concept.
Can we leverage S&D in 2007? The answer to that is we’re going to do a little flip-flop on you guys this year. Last year we leveraged stores and distribution and we didn’t in MG&A. This year you’re going to see leverage in MG&A. In fact, what we’re hoping to do is hold our dollars per quarter on an MG&A flat for the entire year.
How can we do this? One is, is we’re still investing. We’re still going to hire people. We’re not going to hire people at the rate that we have done in the past. But some of our investment in terms of technology is starting to pay off in terms of efficiency. And it will allow us to reallocate resources as well.
In terms of stores and distribution, again, we’ve said that we will leverage stores and distribution on a flat to moderate comp. However, there’s some fixed costs that have been added to the plate this year. One of them is the minimum wage, which I have indicated is roughly around $6 million a season. And that’s the biggest hurdle in terms of — we also have small amount of preopening and those kind of things. But the largest impact is payroll related, minimum wage and the increase to our managers, as we have indicated in the past. Because we want to try to retain the talent out there as much as we can and be more competitive.

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Final Transcript
Feb. 21. 2007 / 4:30PM ET, ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
Let me go to question three, which is; Will there be a Hollister international store in 2007? The answer is no. We’re anticipating the first would be in 2008. We are developing a flagship Hollister concept that will play in the U.S. and internationally.
We have obviously been very successful with the flagship concept in A&F from two points of view. One, in terms of the return. And two, that it stretches us to make improvements in the fleet that we design into the flagship. So, I’m very excited about that prospect. So expect to see that starting in 2008, from a domestic and an international point of view. So no expansion in Hollister in 2007.
The fourth part of your question was denim. I anticipate that the women’s and men’s denim business will continue negative for the first half of this year. In women’s, the negative is arising from a crop business that is not good. In women’s, I anticipate a total increase second half in women’s denim and kind of a flat performance in men’s denim. That’s what we’re projecting and I feel pretty comfortable with that. Thanks, Janet.

Operator
We’ll go next to Stacy Pak, Prudential.

Stacy Pak - Prudential Securities — Analyst
Great. Hi. Can you hear me?

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
Hi, Stacy. Yes.

Stacy Pak - Prudential Securities — Analyst
Hi. Okay. A couple things. One is Mike, can you tell us what you expect or hope to get out of the these new allocation planning and storage systems that you’re putting in place? And address whether the investments you’re making in systems and these growth initiatives you’ve been talking about should hit — negatively impact the operating margin over time? Whether the operating margin should be maintained or increased? And if you can quantify, if there’s a change there? And then second of all, I’d like to you clarify what you said at the beginning of the call on comp. I think what you said is you started out similar to January, which I believe was like -6, and now you’re improving. So should we be looking for a positive comp in February or kind of where are you going with that? And then third, Mike Jeffries, I was hoping you could comment sort of why on the comps, why you haven’t been able to come through with a stronger comp? Do you think there’s an issue with newness? Do you think the sales per square foot are simply too high? Or do you think it’s the weather, which clearly there’s been an impact? Thanks.

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
I’ll start off with regards to what do we anticipate in terms of our investment in allocation, planning and sourcing. Well, one is we want to have a very cohesive supply chain. And not only are we looking at efforts to basically increase our time to market, which enables us much more flexibility. It also hopefully, will be quicker to market and therefore, maybe negatively impact in terms of the competition in terms of copying us. But in terms of also accuracy. We also expect efficiency with regards to having, I would say, much more simpler systems to be able to diminish the amount of time needed for training. And therefore, become much more productive with regards to our staffing in the entire supply chain.
The second question with regard to comps, I’m not going to tell you where I’m expecting. What we tried to do is kind of give you guidance in terms of it. And I think that in essence it alluded to somewhat the weather. I’m really glad that you asked this question. And Mike, can actually elaborate on this further. But mother nature wasn’t good to us in Q4. And I actually got comments from a lot of you with regards to prior to Christmas and in terms of the unseasonably warm weather and then last two weeks of January being very, very frigid. But what I want to say and then I’ll turn it over to Mike, is I’m so proud of this organization in terms of how we ended the quarter in terms of our carryover, in terms of our margin, in terms of Q4, given the fact that mother nature was not cooperative this year.

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Final Transcript
Feb. 21. 2007 / 4:30PM ET, ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
Okay. And let me tackle the total comp issue, Stacy. I think we obviously are at a very high level of productivity in our brands. I don’t foresee huge increases in our future because we are highly productive and consistently productive.
Having said that, I think we can get comp store increases at a better rate than we experienced fourth quarter. Clearly, fourth quarter had some problems that were created by — you’ve never heard me talk about weather, but it was a perfectly dreadful scenario for our business from a weather point of view. We were also up against big denim figures that over time we’ll mitigate. And I answered January in terms of how I saw that going and where I see the female bottoms business going, which has been the biggest drag on the business. I think if shorts turn out to be what we think they’re going to be, it will make an impact on the business in terms of comps.
There is also another factor that I would like to discuss. And that is that the business that trended off the most in terms of trend was Hollister female tops. We did that to ourselves. What we did was to convert that brand to a soft sensor system that replaced hard tags. And we mentioned in the narrative that our shrink was higher than last year. The place where it was — where it really impacted the business, was in Hollister, Betty’s women’s tops. And the point was, our shrink was so high that it affected the volume levels.
Now, this is significant in the business. We have, as of a week ago, converted the stores back to hard tag. But the most dreadful result of the shrink and converted to unit loss per store, it was staggering, was a loss in volume. I think that that has been a significant impact on the business. I think that we can do better than we’ve done for all the reasons that I have mentioned and I think we would. I would not expect wild increases on a comp basis in this business on an ongoing basis. But it’s not necessary to continue to run a highly profitable business.
And the point of our business is our consistency. I really have to say that. We had a lot of factors affect us fourth quarter. We did not alter how we ran the business and we will not. Don’t expect us to. We’ll continue to invest in better product, better stores, better people, to continue this great consistency. Good question. Thanks.

Operator
We’ll go next to Jeff Black, Lehman Brothers.

Jennifer Black - Jennifer Black Associates — Analyst
Yes, thanks. Question for Mike Jeffries. I noticed that kids is getting a significant expansion this year. I’m just wondering if you’re seeing anything different or what you’re seeing different in that business that we didn’t see the last couple of years? And really does it suggest you’re looking at a higher store target for the little A stores? Thanks.

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
The answer is yes, we had not been aggressively expanding kids and with the success in kids over the last 1.5 year or two years, it clearly opened up more store locations than we had been contemplating before. We think that we can take that brand to about 250 locations. And we’re embarked upon doing that at this point. Thanks.

Operator
We’ll go next to Margaret Mager, Goldman Sachs.

Margaret Mager - Goldman Sachs — Analyst
Congratulations on a great year. Fantastic. I don’t think most people would have thought could you have done that at the beginning of ‘06. But I wanted to ask about how you managed the inventory. Kramer was just commenting how proud you are that you managed through the fourth quarter, despite the weather to come out with just a very slight increase in the markdown rate and a very good position on the inventory. How are

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Final Transcript
Feb. 21. 2007 / 4:30PM ET, ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call

you doing that? And what role do factory outlet stores play, if it’s meaningful at all? And then secondly, could you talk about your sort of non-apparel categories, intimates, accessories, footwear, personal care, how important were they in 4Q and ‘06? And what’s the outlook on those categories at Abercrombie and Hollister? And then gift cards, was it meaningful this season? And just curious, Tokyo, will that open in ‘07? Thanks.

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
Okay. So, we can — I’ll kick off the inventory. I think what we had demonstrated over time is that we are very good as a Company in flowing merchandise in relation to demand. We are very nimble in that regard. And the factory outlet, the outlet stores, which we don’t have many of are very — play a very insignificant role. We use those for quality — those stores totally for quality problems and we liquidate inventory within our own stores. But it’s — I think if you look historically at our business, one of the key factors in maintaining and growing the gross margin rate that we have over the years has been our ability to flow merchandise essentially, efficiently into the stores. Kramer, would you like to comment on that?

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
Absolutely. As Mike indicated, we are constantly assessing. And our ability in terms of our quickness to market, and our ability to pull and flip triggers with regards to our inventory allows us to be very, very nimble with regards to what we’re reading out there in terms of sales.

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
Those of you who know me know that I’m pretty involved in that process. In terms of the accessory classification, we grew the accessory business at a greater rate than the total business. We had a good business in sleepwear but it’s not a major business. We had a good business in totes, footwear is not a business that we’re in except for flip-flops and that’s not a fourth quarter business. But it did grow at a better rate than the Company and I anticipate it doing so in the future.
We’re committed to growing that business. If you’re including personal care fragrance as a part of that, that business continues to grow as a percentage of our business, which I think is just a testimony to the strength of our brands. And we’re excited about how that business continues to grow and the profitability of that business. That business is like printing money. We like it very much. Do you want to talk about the gift cards? And I’ll talk about Tokyo.

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
Gift cards, the answer to this question depends on what your definition of meaningful is. Obviously, we love the gift card business. It was up this year over last year in terms of our average store and in terms of total dollars. But I would say that the increase was very small. It was in the single digits.

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
Okay. Tokyo, and then I want to circle back to one for a second. Tokyo, we will not open this year. We’re actively looking for locations at this point in Tokyo for Abercrombie & Fitch and Hollister. I will be there next week but we are still in the looking stage. That is a very, very slow market in terms of finding locations.
To go back to the inventory flow for one, I just want to add this. Not only were we able to flow inventory in relation to demand, but I think those of you who were looking at the stores saw how we converted to spring. In a time where we were plagued by warm weather pre-Christmas, we were in a spring mode as of Christmas eve, more aggressively than we’ve ever been. And it — that’s a testimony to our ability to flow the right inventory. Thank you for that question, Margaret.

Operator
[OPERATOR INSTRUCTIONS] We’ll go next to Dana Telsey, Telsey Advisory Group.

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Final Transcript
Feb. 21. 2007 / 4:30PM ET, ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call

Dana Telsey - Telsey Advisory Group — Analyst
Just want to follow up. Given that you’ve now had experience launching many new concepts, with this Concept 5 that you’re launching, given what you’ve learned from other new concept launches; how will the launch of Concept 5 be different than others, whether it’s in rate of expansion, whether it’s in location, things like that? And Mike, minimum wage impact, what impact do you see from that this year? And both Mikes, in terms of investment spending, where are you relative to where you would like to be, either in store staffing or store maintenance? Thank you.

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
Okay. Let me address Concept 5. I think we’ve learned a ton about opening new businesses. And the first lesson is that we have not invested properly in the infrastructure of the business in terms of opening prior to opening. We are doing that with Concept 5. We are building a professional staff here, in the store organization. We are hitting the ground running with Concept 5. And I would say if you looked at the Hollister and the RUEHL launches, from my point of view, we look like amateurs in hindsight. So, I think just the amount of planning, structure and investment in human talent is a big difference. And I would hope it’s going to pay off.

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
I’ll take the part in terms of minimum wage. Pending no more legislation, I need to caveat this, we’re taking a look at the impact of minimum wage to the spring season to be $5.7 million and roughly around $6 million for the back half of the year. Again, that’s pending no new legislation. In terms of our investment spending in terms of staffing, I am very, very happy with where we’re at. In terms of staffing in our stores, again, we are constantly — this is an ongoing thing in terms of optimizing our staffing in our stores. I’m very happy with where we’re at.
In terms of maintenance for the stores, I think that we’re in a good strategic position. We know where we’re going with regards to maintaining our fleet. And I think that through Mike’s focused efforts on this over the last year, this is on the forefront and it is no longer an afterthought. As we grow, it’s even more and more important to make sure that our fleet is up to the standards that Mike has set.
In terms of staffing, here at home office, I think that we’re — I’ll speak to the administrative side. I’ll let Mike speak to the creative side of the business. But I think that we’re adequately staffed. Again, as we grow, we’re going to add some headcount. But I think we’re going to be more efficient. And we’re looking at areas where we can cut back on headcount due to efficiencies created by some technology. And when I say cut back, I mean really reallocation of resources. And I’ll let Mike speak to the creative headcount here at home office.

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
I think that our budgeted headcount is appropriate. We have design openings in the business, which when we fill those openings I’m going to be very happy with where we are. We’ve made major investments in the creative aspect of our business over time. In design, actual design, also trend or what we would call trend research, testing and focus groups. But I believe that we are currently budgeted to achieve is the proper number.

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
Yes, let me just add to that. To just bring clarity to, I think, the staffing in the past two years, a large portion of that was due to previous underinvestment, both in terms of administrative and the creative side of the business. On average, we added about 400 head count per year. That’s going to drop by half in 2007. So, I think we feel much better where we’re at and it’s no longer, in a lot of cases, paying for past underinvestment. Albeit there is a little bit of that.

Operator
We’ll go next to Barbara Wyckoff, Buckingham Research.

Barbara Wyckoff - Buckingham Research — Analyst

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Final Transcript
Feb. 21. 2007 / 4:30PM ET, ANF — Q4 2006 Abercrombie & Fitch Co. Earnings Conference Call

Thanks for the insight into new initiatives and the thought process behind those initiatives. And I’d add my congratulations on the annual performance. I’ll ask only one question. Can you talk about where Hollister operating margins came in versus the core A&F in 2006? And can you talk about where kids is in sort of the scheme of things also?

Mike Kramer - Abercrombie & Fitch Co. — CFO, PAO and SVP
I’ll speak to that. Mike can add on to that. We’ve not really indicated our operating margin by brand. What we’ve indicated is, is that they’re relatively consistent across the chain or in the family of brands.

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
And we work for the same kind of model from merchandise point of view in terms of IMU markdown across the business. We look for parity and we achieve it. But thanks, Barbara.

Tom Lennox - Abercrombie & Fitch Co. — VP Corporate Communications
Is that it.

Operator
Ladies and gentlemen, this conclude’s today’s conference. We appreciate your participation. You may disconnect.

Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
Thank you.

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